Exhibit (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Financial Highlights" for the Scudder S&P 500 Stock Fund in the Index Funds I Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Scudder S&P 500 Stock Fund Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 16 to the Registration Statement (Form N-1A, No. 333-65661) of our report dated October 26, 2004, on the financial statements and financial highlights of the Scudder S&P 500 Stock Fund, included in the Fund Annual Report dated August 31, 2004.


/s/Ernst & Young LLP

Boston, Massachusetts
December 27, 2004